Exhibit 10hhh

                                    AGREEMENT

         THIS AGREEMENT is made and entered into this 29th day of July, 2005, by and between BellSouth Corporation, a Georgia corporation ("Company"), and Richard A. Anderson ("Executive"):

         Reasons for this Agreement. Company has identified Executive as an individual with significant skills and experience critical to the business of Company. In view of the significant and growing demand for executive talent and the potential impact on Company's executives of the transformational changes occurring within our industry and company, Company desires to provide Executive through this Agreement with certain incentives to remain in Company's employment. This Agreement is also designed to address potential long-term employment concerns of Executive and to impose certain reasonable restrictions on Executive's activities designed to protect Company's interests should Executive's employment terminate.

         Executive has been employed by Company and its Affiliated Companies since 1981 and during his tenure, has served in a variety of senior capacities. Since January 1, 2005, Executive has served as Vice-Chairman Planning and Administration, with responsibility for corporate planning, development, compliance, public relations, human resources and diversity initiatives. From January 1, 2000 until December 31, 2004, Executive served as Company's President-Customer Markets, reporting to Company's Chairman, and having responsibility for all sales, marketing and customer care activities across the Company's domestic retail and carrier customer markets for voice, advanced data, Internet and video services. From January 1, 1998 until January 1, 2000, Executive served as Company's Group President-Complex Business Services and was responsible for coordinating and marketing Company's large business efforts. Prior to January 1, 1998, Executive served as Vice President-Marketing, responsible for multi-product offerings, Company's competitive local exchange carrier (CLEC), and its managed network solutions business operations.

         Executive acknowledges that Company and Affiliated Companies have disclosed or made available and in the future will disclose and make available Confidential Information to Executive which could be used by Executive to Company's or Affiliated Companies' detriment. In addition, in connection with his employment, Executive has developed and in the future will develop important relationships and contacts with employees and customers valuable to Company and Affiliated Companies.

         Executive further acknowledges that the covenant not to compete and other restrictive covenants in this Agreement are fair and reasonable, that enforcement of the provisions of this Agreement will not cause him undue hardship, and that the provisions of this Agreement are reasonably necessary and commensurate with the need to protect Company and Affiliated Companies and their business interests and property from irreparable harm.

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         Executive and Company have previously entered into an agreement dated
October 18, 2000 (the "Prior Agreement"). Executive and Company now desire to amend the Prior Agreement as provided herein and to restate the Prior Agreement in its entirety.

         Agreement. In consideration of the mutual promises contained in this Agreement including, among other things, substantial additional compensation and benefits to Executive, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Company agree as follows:

         1. Prior Agreement. Executive and Company agree and acknowledge that upon execution of this Agreement, this Agreement amends, supersedes and replaces the Prior Agreement in its entirety, effective as of the date first above written (the "Effective Date").

         2. Minimum SERP Benefits. In determining the amount of benefits payable with respect to Executive under SERP, upon completion by Executive of at least ten (10) additional years of "Net Credited Service" (as such term is defined in SERP) after October 18, 2000 (the date of the Prior Agreement), Executive shall be entitled to benefits equal to the greater of:

            (i) an aggregate annual benefit based on (A) sixty percent (60%) of "Included Earnings" (as such term is defined in SERP), increased by two (2) percentage points for each such additional year of "Net Credited Service" (as such term is defined in SERP) in excess of ten (10) (such percentage not to exceed, however, in the aggregate seventy percent (70%) of Included Earnings), instead of the formula described in section 4.4(a)(i)(A) of SERP, and (B) an early retirement discount of one-quarter percent (0.25%) for each calendar month by which Executive's "Pension Commencement Date" (as such term is defined in SERP) precedes his sixty-second
                   (62nd) birthday, instead of the otherwise applicable early retirement discount described in section 4.4(c) of SERP; and

            (ii) the benefit provided to Executive under SERP without regard to this Section 2.

Except as otherwise provided in this Section 2, all other terms and conditions of SERP (including without limitation all benefit options and administrative provisions) shall govern Executive's entitlement to benefits thereunder. In the event SERP shall be amended or restated or redesigned, benefits payable with respect to Executive under such amended, restated or redesigned plan shall include a benefit enhancement designed to approximate as nearly as reasonably possible the SERP benefit enhancement described in this Section 2.

         3. Termination Allowance Upon Involuntary Separation. In the event Executive's employment is terminated under circumstances described below in this
Section 3, Company shall pay to Executive a termination allowance. The termination allowance shall be an amount equal to the sum of (i) two hundred percent (200%) of Executive's Base Salary in effect

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on the date of Executive's termination of employment, plus (ii) two hundred percent (200%) of the standard award amount applicable to Executive under the short-term incentive plan under which Executive is eligible for an annual cash bonus for the year in which his date of termination occurs, less all applicable withholdings, payable in a single lump sum payment. Payment of the termination allowance shall be made as soon as practicable following Executive's termination of employment under circumstances entitling him to such payment, and satisfaction of all conditions described in this Agreement on Executive's entitlement to such payment.

         Executive's employment shall be deemed to have been terminated under circumstances described in this Section 3 only if all of the following conditions are satisfied:

         (a) Executive's employment is terminated either (1) by Company, other than for Cause, or (2) by Executive for Good Reason; and

         (b) Executive executes a release satisfying the terms of Section 7(b) of this Agreement; and

         (c) Executive is not transferred to or reemployed by an Affiliated Company.

         4. SERP Benefit Upon Involuntary Separation. In the event Executive's employment is terminated under circumstances described in Section 3 of this Agreement, Executive shall be entitled to benefits under SERP determined by using an early retirement discount of one-quarter percent (0.25%) for each calendar month by which Executive's "Pension Commencement Date" (as such term is defined in SERP) precedes his sixty-second (62nd) birthday, instead of the otherwise applicable early retirement discount described in section 4.4(c) of SERP. Moreover, if any such termination shall occur after the occurrence of a "Change in Control" (as such term is defined in the CIC Agreement), for purposes of this Section 4, in determining whether the conditions described in Section 3 of this Agreement have been satisfied, "Cause" and "Good Reason" shall have the meanings ascribed to such terms in the CIC Agreement instead of the definitions of such terms reflected in this Agreement. In the event SERP shall be amended or restated or redesigned, benefits payable with respect to Executive under such amended, restated or redesigned plan shall include a benefit enhancement designed to approximate as nearly as reasonably possible the SERP benefit enhancement described in this Section 4.

         5. Vesting of Executive Benefits Upon Involuntary Separation. In the event Executive's employment is terminated under circumstances described in
Section 3 of this Agreement, all benefits of Executive under the BellSouth Corporation Nonqualified Deferred Compensation Plan, the BellSouth Nonqualified Deferred Income Plan, the BellSouth Split-Dollar Life Insurance Plan, the BellSouth Supplemental Life Insurance Plan and the SERP shall be determined as if Executive, upon his termination of employment, had been eligible for a service pension under the terms and conditions of the BellSouth Personal Retirement Account Pension Plan. This provision shall be disregarded in determining benefits of (or with respect to) Executive under any other Company-sponsored compensation or benefit plan or program, including without limitation the Stock Plan and the Stock and Incentive Compensation Plan.

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         6. Non-Vested Stock Options Upon Involuntary Separation. In the event
Executive's employment is terminated under circumstances described in Section 3 of this Agreement, Company shall pay to Executive an amount with respect to all Options (as such term is defined in the Stock Plan and the Stock and Incentive Compensation Plan) to acquire Company stock under the terms of the Stock Plan or the Stock and Incentive Compensation Plan which are forfeited by virtue of having not been vested and exercisable at the time of such termination of employment, determined:

         (a) by multiplying the number of Options in each such grant by the amount, if any, by which the Fair Market Value of Company's common stock subject to the Option exceeds the exercise price of those Options; and

         (b) by then multiplying the amount determined in (a) above with respect to each such Option grant by a fraction, the numerator of which is the number of whole calendar months which shall have elapsed from the grant date of such Option through the date of Executive's employment termination date, and the denominator of which is the number of calendar months in the full vesting period applicable to such grant.

         Payment of the amount so determined, less all applicable withholdings, shall be made in a single lump sum payment as soon as practicable following Executive's termination of employment under circumstances entitling him to such payment, and satisfaction of all conditions described in this Agreement on Executive's entitlement to such payment.

         For purposes of this Agreement, "Fair Market Value" shall mean the average of the high and low sales prices of one share of Company stock subject to the Option on the New York Stock Exchange for the last business day (on which the New York Stock Exchange operates and is open to the public for trading) of each of the three (3) months preceding the month in which Executive's termination of employment occurs.

         7. Discharge and Waiver.

         (a) Executive fully releases and forever discharges Company and Affiliated Companies, and any employee, officer, director, representative, agent, successor or assign of Company and Affiliated Companies (both in their personal and official capacities), and all persons acting by, through and under or in concert with any of them, from any and all claims, demands, actions, causes of action, remedies, suits, obligations, damages, losses, costs and expenses of whatever kind or nature, whether under the common law, state law, federal law (including but not limited to the Age Discrimination in Employment Act of 1967) or otherwise, through the date of this Agreement, including those arising from or in connection with the terms and conditions of employment with Company (and Affiliated Companies). This paragraph is not intended to and shall not affect benefits to which Executive may be entitled under any pension, savings, health, welfare, or other benefit plan in which Executive is a participant.

         (b) Furthermore, Company's obligations under this Agreement upon termination of Executive's employment, and Executive's entitlement to any such benefits, are expressly conditioned upon execution by Executive, upon termination of his employment, of a release

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agreement substantially in the form of the release agreement attached to this
Agreement as Exhibit A, which is incorporated herein by this reference.

         8. Covenant Not to Sue. Executive covenants and agrees not to make or file any claim, demand or cause of action or seek any remedy of whatever nature, whether under the common law, state law, federal law or otherwise, arising from or in connection with the matters discharged and waived in Section 7 above. Notwithstanding the foregoing, in the event Executive files a charge or lawsuit under the Age Discrimination in Employment Act of 1967 ("ADEA") and thereby challenges the validity of the release described in Section 7, such charge or lawsuit will not be considered a breach of this Section 8.

         9. Confidential Information. Executive agrees to protect Confidential Information from misuse or unauthorized disclosure. In addition to complying with all applicable laws governing trade secret and confidential information disclosure, Executive will not (i) use, except in connection with work for Company or Affiliated Companies, or threaten to use, or (ii) disclose, communicate or give others access to (orally, in writing, electronically or digitally) or threaten to disclose, communicate or give other access to any Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean information, whether generated internally or externally, whether in written, oral, digital, electronic or any other form or format, relating to Company's or Affiliated Companies' businesses that derives economic value, actual or potential, from not being generally known to other Persons and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including, but not limited to, studies and analyses, technical or nontechnical data, programs, patterns, compilations, devices, methods, models (including cost and/or pricing models and operating models), techniques, drawings, processes, employee compensation data, and financial data (including marketing information and strategies and personnel data). After the period of three (3) years following termination of Executive's employment with Company, for purposes of this Agreement, Confidential Information shall be defined only as information meeting the criteria set forth above that remains a trade secret under applicable law. Executive acknowledges that any use of, reliance upon, disclosure or other misappropriation of Confidential Information inconsistent with the terms of this Agreement (including without limitation acceptance by Executive of a position in which the inevitability of such use, reliance, disclosure or misappropriation is reasonably anticipated) would result in material and irreparable damage and injury to Company or Affiliated Companies.

         10. Limitation on Competition. In consideration of the additional payments, benefits and other rights that are being provided to Executive under this Agreement, while employed by Company or an Affiliated Company, and during the eighteen (18) months after any termination of his employment, Executive agrees not to provide any "Services" (as defined in the third paragraph of this Section 10) to any Person that competes directly with Company or any Affiliated Companies, whether Executive provides the Services as an employee, consultant, independent contractor, advisor or director. After the termination of Executive's employment, the foregoing covenant shall restrict Executive's actions only with respect to competition in the Territory.

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         For purposes of this Agreement, the term "Territory" shall mean the geographical territory consisting of those counties and parishes in the states of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee, listed on Exhibit B attached hereto and incorporated by reference herein, which the Parties acknowledge represents geographical territories in which Executive, as of the Effective Date, has responsibility for providing Services to Company or Affiliated Companies. The Parties also acknowledge that the entire Territory consists of geographical territories in which Company and Affiliated Companies, directly or indirectly, are conducting business on the Effective Date. In an effort to impose reasonable limitations on the scope of the Territory, Company has not required that Executive comply with the covenant in this Section 10 in all geographical areas where Company and Affiliated Companies are licensed to conduct business and are conducting business, even though the Parties acknowledge that Executive is performing Services throughout that entire area. Executive agrees that because of the widespread nature of Company's business and the fact that, as one of the most senior executives in the Company Executive's employment responsibilities extend to all areas where Company and Affiliated Companies operate, Executive's engaging in competitive activity anywhere in the Territory would irreparably injure Company or Affiliated Companies and that, therefore, a more limited geographic restriction is neither feasible nor appropriate.

         For purposes of this Agreement, the term "Services" shall mean services which Executive as of the Effective Date is responsible for providing to Company and Affiliated Companies, which Executive acknowledges consists of providing management, administrative and advisory services related to business planning and operations with respect to the communications services business, consisting of wireline (local exchange, exchange access and intraLATA toll) telecommunications services, systems and products, wireless (cellular, personal communications service and mobile data) communications services, systems and products, electronic commerce or communications (internet and web based applications), data transmission and networking, entertainment services, systems and products, paging services, systems and products, and telecommunications directory advertising and publishing (print and internet based).

         Executive represents and warrants that Executive's education, training and experience are such that this Section 10 will not jeopardize or significantly interfere with Executive's ability to secure other gainful employment.

         11. Limitation on Solicitation of Company Personnel. In consideration of the additional payments, benefits and other rights that are being provided to Executive under this Agreement, while employed by Company or an Affiliated Company and during a period of eighteen (18) months after any termination of his employment, Executive will not, directly or indirectly, induce or solicit any employee or other personnel, director, advisor or independent contractor of Company or any Affiliated Company to sever his or its relationship with Company or the Affiliated Company, or recruit or attempt to recruit such parties to enter into a substantially similar relationship with another business; provided, however, that after termination of Executive's employment this restriction shall apply only to parties with whom Executive had material contact within eighteen
(18) months prior to the termination of his employment. However, Executive may hire or otherwise engage on behalf of himself or on behalf of any

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company or entity any party who terminated his or its relationship with the
Company or an Affiliated Company without any inducement or attempted inducement or solicitation by Executive.

         12. Limitation on Solicitation of Customers. In consideration of the additional payments, benefits and other rights that are being provided to Executive under this Agreement, during the period of eighteen (18) months after any termination of his employment, Executive will not solicit or induce, directly or indirectly, any Customers for the purpose of providing products or services within the Territory that Company or Affiliated Companies provide. For purposes of this Agreement, "Customers" shall mean actual (or actively and directly sought prospective) customers, suppliers, and retailers of Company or Affiliated Companies in the Territory (1) with whom Executive dealt, directly or indirectly, on behalf of Company or Affiliated Companies, or (2) whose dealings with Company or Affiliated Companies were coordinated or supervised by Executive.

         13. Interpretation; Severability of Invalid Provisions. Executive acknowledges and agrees that the limitations described in this Agreement, including specifically the limitations upon his activities, are reasonable in scope, are necessary for the protection of Company's and Affiliated Companies' business, and form an essential part of the consideration for which this Agreement has been entered into. It is the intention of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable laws and public policies. Nonetheless, the rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect. The provisions of this Agreement do not in any way limit or abridge Company's or Affiliated Companies' rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of Company's or Affiliated Companies' rights under this Agreement. Executive agrees that the existence of any claim by Executive against Company or any Affiliated Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by Company or any Affiliated Company of any or all of such provisions or covenants.

         14. Relief.

         (a) The parties acknowledge that a breach or threatened breach by Executive of any of the terms of this Agreement would result in material and irreparable damage and injury to Company or Affiliated Companies, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, Company and Affiliated Companies shall be entitled to injunctive relief in the event of Executive's breach or threatened breach of any of the terms contained in this Agreement. In the event of any breach of this Agreement by Executive, if Company or any Affiliated Company should employ attorneys or incur other expenses for the enforcement of any obligation or agreement of Executive contained herein, Executive agrees that, on demand and to the extent permitted by law, Executive shall reimburse Company or the

Affiliated Company for its reasonable attorneys' fees and such other reasonable expenses so incurred.

         (b)   In the event that Executive fails to comply with the terms of
Section 9, Section 10, Section 11 or Section 12 of this Agreement, then, in addition to all other rights and remedies available to Company and Affiliated Companies under this Agreement, or at law or in equity:

               (i) all amounts otherwise payable by Company or an Affiliated Company to (or on behalf of) Executive pursuant to the terms of this Agreement for periods subsequent to the date of such failure shall be forfeited and Company and Affiliated Companies shall cease to be under any further obligation to Executive with respect to the compensation and benefits described in this Agreement; and

               (ii) Executive shall refund to Company promptly any and all amounts previously paid to or on behalf of Executive pursuant to the terms of this Agreement for periods subsequent to the occurrence of such failure.

         15. Arbitration. Except for the right to seek temporary restraint or interim injunctive relief from a court of competent jurisdiction (as provided in Section 14), any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of any provision hereof (collectively, a "Claim") shall be settled by arbitration pursuant to the National Rules for the Resolution of Commercial Disputes of the American Arbitration Association. Any such arbitration shall be conducted by one arbitrator, with experience in the matters covered by this Agreement, mutually acceptable to the Parties. If the Parties are unable to agree on the arbitrator within thirty (30) days of one party giving the other party written notice of intent to arbitrate a Claim, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator in any such arbitration shall be conclusive and binding on the Parties. Any such arbitration shall be conducted in Atlanta, Georgia.

         The Parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

                  _/s/ RDS_____________              ___/s/ RAA_____________
                  Company                            Executive

         16. Agreement Binding. This Agreement shall be binding upon and inure to the benefit of Company and Affiliated Companies, and their successors, assignees, and designees, and Executive and Executive's heirs, executors, administrators, personal representatives and assigns.

         17. Entire Agreement; Previous Agreement. This Agreement and all exhibits to this Agreement (which are incorporated into the Agreement by reference) contain the entire

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agreement between the Parties and no statements, promises or inducements made by either Party, or agent of either Party, which are not contained in this Agreement shall be valid or binding; provided, however, that the matters dealt with herein supersede the terms of Company benefit plans and agreements between the Parties entered into pursuant to such plans only to the extent the provisions of such plans and related agreements are inconsistent with this Agreement and other provisions of such plans and related agreements not inconsistent with this Agreement are not affected. This Agreement may not be enlarged, modified or altered except in writing signed by the Parties.

         18. Nonwaiver. The failure of Company or any Affiliated Companies to insist upon strict performance of the terms of this Agreement, or to exercise any option herein, shall not be construed as a waiver or a relinquishment for the future of such term or option, but rather the same shall continue in full force and effect.

         19. Notices. All notices, requests, demands and other communications required or permitted by this Agreement or by any statute relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first-class, certified mail, postage prepaid, addressed to Company or Executive at the address reflected on Exhibit C attached hereto and incorporated herein by this reference.

         20. Nonduplication. Notwithstanding any other provisions of this Agreement, if Executive becomes entitled to severance benefits under the CIC Agreement, (i) Executive shall be entitled to either the severance benefits described in the CIC Agreement or the termination allowance described in Section 3 of this Agreement, whichever provides the greater benefit to Executive, but not both; (ii) Executive shall be entitled to vesting of executive benefits as described in the CIC Agreement or vesting of executive benefits as described in
Section 5 of this Agreement, whichever provides the greater benefit to Executive, but not both; and (iii) any provision of the CIC Agreement providing for immediate vesting of Options applicable to any Options described in this Agreement shall apply in lieu of the provisions of Section 6 of this Agreement with respect to such Options. Except as otherwise specifically provided in this
Section 20, both this Agreement and the CIC Agreement shall continue in full force and effect, and any provisions regarding non-duplication of the CIC Agreement shall be interpreted consistently herewith.

         21. Nondisclosure. Executive shall not disclose the existence or terms of this Agreement to any third party (excluding Executive's spouse and children), except to receive advice of legal counsel, financial advisors or tax advisors (who shall also be required to maintain its confidentiality) or to comply with any statutory or common law duty; provided that these restrictions on disclosure shall not apply to the extent that the existence of this Agreement are disclosed by Company or any Affiliated Company as part of its periodic public filings and disclosures or otherwise.

         22. Employment Rights. Company and Executive mutually acknowledge and agree that this Agreement is not intended to and shall not bind either party to an employment relationship of any fixed or minimum duration such that, in the absence of an express written agreement to the contrary, Executive's employment is "at will" and either party shall have the right to terminate the employment relationship for any reason and at any time. Furthermore, Executive shall be subject to the same general terms and conditions of employment as other Company employees.

         23. Effect on Internal Revenue Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if (i) Executive is a "specified employee" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder and (ii) Section 409A of the Code and the regulations thereunder require that any payment be deferred in order to avoid application of the excise tax provided by Section 409A(a)(1)(B) of the Code, then any such payment shall be deferred for six (6) months from the date of termination (or such later date to avoid such excise tax).

         24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         25. Governing Law; Consultation with Counsel. This Agreement shall be construed under and governed by the laws of the State of Georgia. Executive has been advised to consult with an attorney, acknowledges having had ample opportunity to do so and fully understands the binding effect of this Agreement. In this regard, Executive acknowledges that a copy of this Agreement was provided to Executive for review and consideration for up to twenty-two (22) days. Further, Executive understands that this Agreement may be revoked by Executive within seven (7) days from the date of execution of this Agreement. Executive further acknowledges that he is a sophisticated businessperson and that given his opportunity to review, negotiate and reject this Agreement, has bargaining power equal to that of Company. Therefore, the provisions of this Agreement shall not be construed against Company.

         26. Definitions. For purposes of this Agreement, the following terms shall have the meaning specified below:

         (a) "Affiliated Companies" - shall mean those subsidiaries and affiliates of Company listed on Exhibit D attached hereto and incorporated herein by this reference and any direct successors to those companies through acquisition or merger or by way of name change.

         (b) "Base Salary" - shall mean the gross annual base salary payable to Executive including (i) the amounts of any before-tax contributions made by Executive from such salary to the BellSouth Retirement Savings Plan, or any other tax-qualified cash or deferred arrangement sponsored by Company, and (ii) the amount of any other deferrals of such salary under any nonqualified deferred compensation plan(s) maintained by Company.

         (c) "Cause" - shall mean Executive's (i) engaging in an act (or acts) of willful dishonesty involving Company or Affiliated Companies or their business(es) that is demonstrably injurious to Company or Affiliated Companies;
(ii) refusal or failure to follow
reasonable instructions of Company's Chief Executive Officer or Board of Directors; or (iii) conviction of a crime classified as a felony.

         (d) "CIC Agreement" - shall mean the Executive Severance Agreement entered into by and between Executive and Company, as amended and/or superseded from time to time, providing certain benefits in the event of a change in corporate control of Company.

         (e) "Confidential Information" - shall have the meaning ascribed to such term in Section 9 of this Agreement.

         (f)   "Customers" - shall have the meaning ascribed to such term in
Section 12 of this Agreement.

         (g) "Effective Date" - shall have the meaning ascribed to such term in Section 1 of this Agreement.

         (h) "Fair Market Value" - shall have the meaning ascribed to such term in Section 6 of this Agreement.

         (i) "Good Reason" - shall mean, without Executive's express written consent a reduction in Executive's Base Salary, or his compensation band, as in effect immediately prior to such reduction, or the failure to pay a bonus award to which Executive is otherwise entitled under any of the short term or long term incentive plans in which Executive participates (or any successor incentive compensation plans) at the time such awards are usually paid.

         (j) "Person" - shall mean any individual, corporation, bank, partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental or other legal or business entity.

         (k) "SERP" - shall mean the BellSouth Corporation Supplemental Executive Retirement Plan, as amended from time to time.

         (l) "Stock and Incentive Compensation Plan" - shall mean the BellSouth Corporation Stock and Incentive Compensation Plan, and related award agreements, as amended from time to time.

         (m) "Stock Plan" - the BellSouth Corporation Stock Plan and related award agreements, as amended from time to time.

         (n)   "Territory" - shall have the meaning ascribed to such term in
Section 10 of this Agreement.

         IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized representative, and Executive has executed this Agreement, as of the date written above.

EXECUTIVE:                               BELLSOUTH CORPORATION:



_/s/ Richard A. Anderson_________   By:  __/s/ Richard D. Sibbernsen_
RICHARD A. ANDERSON                       Title:  Vice President-Human Resources

                                    EXHIBIT A

                                RELEASE AGREEMENT

         For and in consideration of the mutual promises contained in the Agreement entered into on the ______ day of __________, 2005, between Richard A. Anderson ("Executive") and BellSouth Corporation ("Company"), Executive does hereby, for himself, his heirs, executors, administrators, and assigns, release and forever discharge Company, its subsidiary, affiliated and associated companies, and any employee, officer, director, representative, agent, successor or assign of any such entity, and all persons acting by, through and under or in concert with any of them (both in their personal and official capacities), from any and all claims, demands, actions, causes of action, remedies, suits, obligations, damages, losses, costs and expenses, of whatever kind or nature, whether under common law, state law, federal law or otherwise, including without limitation the Age Discrimination in Employment Act of 1967, as amended, through the date of this Release Agreement, including without limitation those arising from or in connection with the terms and conditions of Executive's employment with Company and any subsidiary, affiliated and associated companies, or the termination of Executive's employment. This Release is not intended to affect benefits to which Executive may be entitled under any pension, savings, health, welfare or other benefit plan in which Executive is a participant.

         Executive covenants and agrees not to make or file any claim, demand or cause of action or seek any remedy of whatever nature, whether under common law, state law, federal law or otherwise arising from or in connection with the matters discharged and waived above. Notwithstanding the foregoing, in the event Executive files a charge or lawsuit under the Age Discrimination in Employment Act of 1967 ("ADEA") and thereby challenges the validity of the release described herein, such charge or lawsuit will not be considered a breach of this provision.

         Executive has been advised to consult with an attorney, acknowledges having had ample opportunity to do so, and fully understands the binding effect of this Release Agreement. Executive acknowledges that a copy of this Release Agreement was provided to him on _____________, 20__, for review and consideration for up to twenty-two (22) days. Executive understands that this Release may be revoked by him within seven (7) days from the date of execution of this Release Agreement.

         Executive agrees that this Agreement shall be construed under and governed by the laws of the State of Georgia.

         Executive now states that the only consideration for his signing this Release Agreement is the mutual promises and payment of the sum described above; that no other promises or agreements of any kind or nature have been made to, or with, him by Company or its agents to cause him to sign this Release Agreement, and that Executive fully understands the meaning and intent of this instrument.

         WITNESS my hand and seal this ____ day of __________, 20__.


                                      ------------------------------------
                                      Richard A. Anderson

                                    EXHIBIT B


                              GEOGRAPHIC TERRITORY


Alabama:        Jefferson and Shelby Counties (Birmingham)
                Mobile County (Mobile)


Florida:        Broward and Dade Counties (Miami-Ft. Lauderdale)
                Palm Beach County (West Palm Beach)


Georgia:        Fulton, DeKalb, Cobb and Gwinnett Counties (Atlanta)


Kentucky:       Jefferson County (Louisville)


Louisiana:      Jefferson and Orleans Parishes (New Orleans)
                East Baton Rouge, Ascension and Livingston Parishes
                   (Baton Rouge)


Mississippi:    Hinds, Madison and Rankin Counties (Jackson)


North Carolina: Mecklenburg County (Charlotte)
                Wake County (Raleigh)


South Carolina: Anderson, Greenville and Spartanburg Counties (Greenville)
                Richland and Lexington Counties (Columbia)


Tennessee:      Davidson County (Nashville)
                Shelby County (Memphis)

                                    EXHIBIT C


                                     NOTICES


To Company:                Marc Gary
                           General Counsel
                           BellSouth Corporation
                           1155 Peachtree Street, N.E.
                           Suite 2002
                           Atlanta, Georgia  30309-3610


To Executive:              Richard A. Anderson
                           3121 West Addison Drive
                           Alpharetta, Georgia  30022
                           (or at such other address as Employee provides to Company from time to time)

                                    EXHIBIT D



                       BellSouth Telecommunications, Inc.
                           BellSouth Enterprises, Inc.
                              Cingular Wireless LLC
                          BellSouth Long Distance, Inc.
                 BellSouth Advertising & Publishing Corporation
                L. M. Berry and Company (d/b/a The Berry Company)